EXHIBIT 10.42A

[*] indicates that a confidential portion of the text of this agreement has been omitted.

LOAN AGREEMENT

This Loan Agreement (this “Loan Agreement”) is made and entered into as of December 30, 2010 (the ”Execution Date”) by and between XOMA Ireland Limited, a company with limited liability organized under the laws of the Republic of Ireland having a principal place of business at 26 Upper Pembroke Street, Dublin 2, Ireland (“XOMA Ireland”), on the first part, and Les Laboratoires Servier, a corporation organized and existing under the laws of France having a principal place of business at 22 rue Garnier, 92200 Neuilly-sur-Seine, France (“Servier”), on the second part.  XOMA Ireland and Servier are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

A.            Concurrently with the execution of this Loan Agreement, XOMA Ireland and Servier have entered into that certain Collaboration and License Agreement, dated as of the date hereof (the “Collaboration Agreement”) pursuant to which the Parties will establish a collaboration for the continued development and commercialization of products containing XOMA 052.

B.             XOMA Ireland and Servier have agreed to enter into this Loan Agreement pursuant to which XOMA Ireland may obtain an advance from Servier, subject to the terms and conditions stated herein, in a principal amount equal to the Loan Commitment.

Now, Therefore, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.        Definitions

1.1           Defined Terms.  Unless otherwise defined in this Loan Agreement, all capitalized terms shall have the meanings given them in the Collaboration Agreement.  As used in this Loan Agreement, the following terms shall have the following respective meanings:

“Advance” means the loan made, or to be made, pursuant to Article 2 of this Loan Agreement.

“Applicable Margin” means [*] basis points.

“Business Day” means a weekday on which commercial banks are open for business in London, England.

“Collaboration Agreement” has the meaning specified in the Recitals.

1.

“Collateral” means all of XOMA Ireland’s right, title and interest in, to and under that certain Transfer Agreement, dated as of the date hereof, between XOMA Ireland and XOMA Technology Limited relating to the Intellectual Property Rights (as defined in the Fixed Equitable Charge).

“Disbursement Date” means the date the Advance is made pursuant to Article 2.

 “EURIBOR” has the meaning specified in Section 3.1(a).

“EURIBOR Interest Period” means the period commencing on the Disbursement Date  (in the case of the first EURIBOR Interest Period) or the last Business Day of the prior EURIBOR Interest Period (in all other cases) and ending on the date that is [*] months thereafter; provided, however, that (a) no EURIBOR Interest Period with respect to the Advance shall end later than the Maturity Date, (b) the last day of an EURIBOR Interest Period shall be determined in accordance with the practices of the EURIBOR market as from time to time in effect, (c) if any EURIBOR Interest Period would otherwise end on a day that is not a Business Day, that EURIBOR Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such EURIBOR Interest Period into another calendar month, in which event such EURIBOR Interest Period shall end on the preceding Business Day, (d) any EURIBOR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such EURIBOR Interest Period) shall end on the last Business Day of the calendar month at the end of such EURIBOR Interest Period, and (e) interest shall accrue from and include the first Business Day of an EURIBOR Interest Period but exclude the last Business Day of such EURIBOR Interest Period.

“EURIBOR Determination Date” means each date for calculating the EURIBOR for purposes of determining the interest rate in respect of an EURIBOR Interest Period. The EURIBOR Determination Date shall be the second Business Day prior to the first day of the related EURIBOR Interest Period.

“Event of Default” means any of those conditions or events listed in Article 7.

“Execution Date” has the meaning specified in the opening paragraph hereof.

 “Fixed Equitable Charge” means a fixed equitable charge under the laws of the Republic of Ireland substantially in the form attached as Exhibit A providing for a fixed equitable charge on the Collateral.

“IFRS” means International Financial Reporting Standards, as they exist from time to time, consistently applied.

“Indebtedness” means, as of any given time, XOMA’s entire indebtedness to Servier as of such time arising under any of the Loan Documents in respect of principal, interest, fees, costs or otherwise.

2.

“Loan Commitment” means the principal amount of the Advance requested by XOMA Ireland, which amount is fifteen million euros (€15,000,000).

“Loan Documents” means collectively, this Loan Agreement, the Note, and the Fixed Equitable Charge, as such documents may be amended, modified, supplemented or restated from time to time.  Loan Documents do not include the Collaboration Agreement.

“Material Adverse Effect” means a material adverse effect upon (a) the business, financial condition, operations or assets of XOMA and its Affiliates, taken as a whole, or (b) the ability of XOMA Ireland to perform its obligations under the Loan Documents.

“Maturity Date” means the earlier of (i) the fifth anniversary after the Disbursement Date, (ii) the date of termination of the Collaboration Agreement by Servier for material breach by XOMA Ireland under Section 11.4 of the Collaboration Agreement, (iii) the [*] anniversary of  the effective date of termination of the Collaboration Agreement under Section 11.3 of the Collaboration Agreement and (iv) the date of assignment by XOMA of the Collaboration Agreement to an Acquiror.

“Note” means the promissory note executed by XOMA Ireland evidencing the Indebtedness, substantially in the form of Exhibit B attached hereto, to be executed contemporaneously with the funding of the Advance.

“Obligations” means all Indebtedness, liabilities, obligations, covenants and duties arising under any of the Loan Documents owing by XOMA to Servier whether direct or indirect, absolute or contingent.

“Repayment Commencement Date” means, subject to Section 3.1(d) the date that is the [*] anniversary of the Disbursement Date.

“Term” means the period from the Execution Date until the date on which all outstanding Indebtedness has been repaid in full.

“XOMA Withholding Tax Action” has the meaning specified in Section 3.10(b).

1.2           Accounting Terms.  All accounting terms not specifically defined in this Loan Agreement shall be determined and construed in accordance with IFRS.

2.             The Advance

Within 10 (ten) days following the  Execution Date, provided that Servier has received from XOMA Ireland on or prior to the Execution Date a formal request for payment detailing all the information necessary for the bank transfer, Servier shall make the Advance to XOMA Ireland in the principal amount of the Loan Commitment in accordance with disbursement instructions supplied by XOMA Ireland.  The Advance shall be evidenced by the Note executed by XOMA Ireland and the proceeds of the Advance may be used by XOMA directly or indirectly in relation to the Licensed Product pursuant to the Collaboration Agreement.

3.

3.             Interest and Payments

3.1           Interest.

(a)           Calculation of Interest. For each EURIBOR Interest Period, the outstanding principal amount of the Advance shall bear interest at a rate per annum equal to the sum of (i) the applicable six-month Euro Inter-Bank Offered Rate (“EURIBOR”) as published by Thomson Reuters (or any successor thereto) on the EURIBOR Determination Date, plus (ii) the Applicable Margin; provided that such rate shall not exceed [*] percent ([*]%).  As soon as practicable on each EURIBOR Determination Date, SERVIER shall determine the interest rate that shall apply to the Advance for the applicable EURIBOR Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to  XOMA Ireland.  Such determination shall be binding upon the parties.  Interest on the Advance shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.  In the event that SERVIER is unable to determine EURIBOR, the parties shall negotiate in good faith to determine a substitute rate.  At the end of each six month period, the unpaid interest will be added to the outstanding principal amount for the calculation of interest for the next six month period.

(b)           Default Interest. Notwithstanding the above Section 3.1.(a) from and during the continuance of any failure by XOMA Ireland to pay any principal and accrued interest due and payable to Servier, the outstanding principal amount and accrued interest of the Advance shall bear interest at a rate per annum equal to [*] basis points above the EURIBOR on the EURIBOR Determination Date. This remedy is in addition to the other remedies set forth in Article 8 below.

(c)           Interest Payments.  From the Disbursement Date to the Repayment Commencement Date,  accrued interest shall not be due or payable; provided, however that interest will accrue and be added to the outstanding principal as provided in Section 3.1(a).  On the Repayment Commencement Date, all accrued and unpaid interest to, but excluding, such date, shall be  paid by XOMA Ireland to Servier and thereafter, accrued and unpaid interest shall be due and payable .at the end of each six month period.

(d)           Acceleration of Repayment Commencement Date.  In the event of any termination of the Collaboration Agreement in its entirety by Servier pursuant to Section 11.2 or Section 11.3 of the Collaboration Agreement prior to the date which is [*] months prior to the Repayment Commencement Date, the Repayment Commencement Date shall be accelerated, and the Repayment Commencement Date shall be defined thereafter as the date that is [*] months following the effective date of such termination, at which time interest payments shall commence as provided in Section 3.1(c), at the interest rate provided in Section 3.1(a).

4.

3.2           Principal Repayment.  Notwithstanding any provision to the contrary, all outstanding principal, together with all accrued and unpaid interest, shall be due and payable by XOMA Ireland on the Maturity Date.

3.3           Right of Offset.  From and after the Repayment Commencement Date, Servier may, at its election upon written notice to XOMA Ireland, withhold from XOMA Ireland and apply to the principal amount of the Advance an amount up to [*]% of any milestone payment owing from Servier to XOMA Ireland under the Collaboration Agreement and any royalty payment owing from Servier to XOMA Ireland under the Collaboration Agreement.  Upon such application, Servier shall be deemed to have satisfied its obligation to pay the withheld amount to XOMA Ireland in respect of the applicable milestone payment, and XOMA Ireland shall be deemed to have discharged the principal amount of the Advance in the amount so applied. Servier shall have the right to set-off or apply any amounts owed by Servier or any of its Affiliates to XOMA Ireland or any of its Affiliates against the Indebtedness hereunder in case of Event of Default. Except as expressly permitted under this Section 3.3, Servier shall not have any right to set-off or apply any amounts owed by Servier or any of its Affiliates to XOMA Ireland or any of its Affiliates against the Indebtedness hereunder.

3.4           Mandatory Prepayment.  From and after the Repayment Commencement Date, upon receipt by XOMA Ireland or any of its Affiliates of any upfront, milestone or royalty payment in cash from any Third Party Partner within the Retained Territory, XOMA Ireland shall (a) promptly provide Servier written notice thereof, and (b) within [*] days of the actual receipt of such payment, prepay the Indebtedness in an amount equal to [*] percent ([*]%) of such payment.

3.5           Payments on Non-Business Day.  In the event that any payment of any principal, interest, fees or any other amounts payable by XOMA Ireland under or pursuant to this Loan Agreement, or under any other Loan Document shall become due on any day which is not a Business Day, such due date shall be extended to the next succeeding Business Day, provided that no interest shall accrue for and during any such extension.

3.6           Payment Procedures.  All sums payable by XOMA Ireland to Servier under or pursuant to this Loan Agreement, or any other Loan Document, whether principal, interest, or otherwise, shall be paid, when due, directly to Servier bank account designated in writing by Servier to XOMA Ireland, in immediately available funds denominated in Euros, and without setoff, deduction or counterclaim.

3.7           Optional Prepayments. XOMA Ireland may prepay the outstanding Indebtedness, in whole or in part, without premium or penalty, at any time and from time to time.

3.8           Application of Prepayments or Repayments.  Any partial prepayment or repayment shall be applied first to any Indebtedness consisting of amounts other than principal and interest, second to accrued but accrued and unpaid interest on the principal amount to be prepaid and finally to outstanding principal.

5.

3.9           Collection Costs.  All amounts payable by XOMA Ireland under any of the Loan Documents shall be payable with all collection costs and reasonable attorneys' fees.

3.10         Tax Cooperation.

(a)           The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of payments of interest and other Indebtedness made by XOMA Ireland to Servier under this Loan Agreement.  XOMA Ireland agrees that under current French/Irish Laws, payments made by XOMA Ireland  to Servier under this Loan Agreement are not subject to withholding tax in Ireland so long as Servier files appropriate documentation with the Republic of Ireland evidencing its eligibility for an exemption from withholding tax.  XOMA Ireland shall provide to Servier, who shall complete any required portions of, any tax forms that may be reasonably necessary in order for Servier not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, including Forms 5000-EN and 5003-EN. To the extent XOMA Ireland is required to deduct and withhold taxes on any payment to Servier, XOMA Ireland shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Servier an official tax certificate or other evidence of such withholding sufficient to enable Servier to claim such payment of taxes. Servier shall provide XOMA Ireland any tax forms that may be reasonably necessary in order for XOMA Ireland not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Loan Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

(b)           If XOMA Ireland is required to make a payment to Servier that is subject to a deduction or withholding of tax, then (i) if such withholding or deduction obligation arises as a result of any action by XOMA Ireland or any failure on the part of XOMA Ireland to comply with applicable Laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto (a “XOMA Withholding Tax Action”), then the sum payable by XOMA Ireland (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Servier receives a sum equal to the sum that it would have received had no such Servier Withholding Tax Action occurred, and (ii) otherwise, the sum payable by XOMA Ireland (in respect of which such deduction or withholding is required to be made) shall be made to Servier after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted to the proper Governmental Authority in accordance with applicable Laws.

4.             Conditions Precedent

The obligation of Servier to make the Advance shall be subject to the satisfaction of each of the following conditions precedent:

6.

4.1           Representations and Warranties.  Each of the representations and warranties of XOMA in this Loan Agreement shall be true and correct in all material respects on and as of the Execution Date.

4.2           Collaboration Agreement Not Terminated by XOMA Ireland. The Collaboration Agreement shall not have been terminated by XOMA Ireland, nor shall XOMA Ireland have given Servier written notice of its intention to terminate the Collaboration Agreement.

4.3           No Default.  No Event of Default shall have occurred and be continuing.

4.4           Note.  XOMA Ireland shall have delivered to Servier the Note, duly authorized and executed by XOMA Ireland.

4.5           Fixed Equitable Charge.  XOMA Ireland shall have delivered to Servier the Fixed Equitable Charge, duly authorized and executed by XOMA Ireland.

5.             Representations And Warranties of XOMA

XOMA Ireland hereby represents and warrants to Servier as of the Execution Date:

5.1           Organization, Good Standing and Qualification.  XOMA Ireland is validly existing under the laws of the Republic of Ireland. XOMA Ireland is duly qualified to transact business as a corporation and is in good standing (to the extent such concept is applicable) in each jurisdiction in which the failure so to qualify would have a material adverse effect upon XOMA Ireland’s ability to perform its obligations under any of the Loan Documents or the validity or enforceability of, or Servier’s rights and remedies under, this Loan Agreement or any of the other Loan Documents.

5.2           Authorization; Due Execution.  XOMA Ireland has the requisite power and authority to enter into each of the Loan Documents and to perform its obligations under the terms of each of the Loan Documents.  All company action on the part of XOMA Ireland, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of each of the Loan Documents has been taken.  Each of the Loan Documents has been duly authorized, executed and delivered by XOMA Ireland and, upon due execution and delivery by Servier of this Loan Agreement, each of the Loan Documents will each be a valid and binding agreement of XOMA Ireland, enforceable in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

5.3           Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Irish, Belgian, or U.S. federal, state, provincial or cantonal, or local governmental authority on the part of XOMA Ireland is required in connection with the consummation of the transactions contemplated by the Loan Documents, except for such approvals or consents the failure to obtain would not reasonably be expected to result in a Material Adverse Effect.

7.

5.4           No Conflict.  XOMA Ireland’s execution, delivery and performance of each of the Loan Documents does not violate any provision of XOMA Ireland’s Memorandum and Articles of Association, each as amended as of the date hereof, any provision of any order, writ, judgment, injunction, decree, determination or award to which XOMA Ireland is a party or by which it is bound, or, to XOMA Ireland’s knowledge, any law, rule or regulation currently in effect having applicability to XOMA Ireland.

5.5           Litigation.  There is no action, litigation or proceeding pending or threatened against or involving XOMA Ireland or its Affiliates in any court or before or by any agency or regulatory body which would reasonably be expected to result in a Material Adverse Effect.

5.6           Payment of Taxes.  XOMA Ireland has filed all tax returns which were required to be filed by it prior to and as of the date of this Loan Agreement.  XOMA Ireland has paid all taxes and assessments which to XOMA Ireland 's knowledge are payable by it, to the extent that the same have become due and payable and before they became delinquent, except for any taxes or assessments that are being contested in good faith by appropriate proceedings properly instituted and diligently conducted.  XOMA Ireland does not know of any proposed material tax assessment against it or any of its properties for which adequate provision has not been made on its books.

5.7           Compliance.  XOMA Ireland is in compliance with and in conformity to all laws, ordinances, rules, regulations and all other legal requirements, the violation of which would reasonably be expected to result in a Material Adverse Effect.

6.             Covenants

XOMA Ireland covenants and agrees that, during the Term, it will:

6.1           Maintenance of Existence and Rights. Maintain and preserve in full force and effect its existence and all material rights, contracts, licenses, leases, qualifications, privileges, franchises and other authority necessary for the conduct of its business, and qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or ownership of its properties, except where the lapsing of any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

6.2           Governmental and Other Approvals.  Apply for, obtain and maintain in effect, as applicable, all material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by XOMA Ireland of this Loan Agreement, the Loan Documents, or any other documents or instruments to be executed or delivered by XOMA Ireland, in connection with the Loan Documents.

8.

6.3           Compliance with Laws. Carry out its obligations pursuant to this Agreement consistent with all applicable laws.

6.4           Use of Proceeds.  Use the proceeds of the Advances solely for the purposes set forth in Article 2 above.

6.5           Payment of Taxes. Pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it or its income or property prior to the date on which penalties attach thereto and (b) all lawful claims and debts which, if unpaid, might become a lien upon any of its property; provided that XOMA Ireland shall not be required to pay any such tax, assessment, charge, levy, claim or debt for which XOMA Ireland has obtained a bond or insurance, or for which it has established a reserve, if the payment thereof is being contested in good faith and by appropriate proceedings which are being reasonably and diligently pursued.

6.6           Litigation.  Notify Servier in writing, reasonably promptly upon learning thereof, of any litigation commenced against XOMA Ireland or any of its Affiliates,  which would reasonably be expected to result in a Material Adverse Effect.

6.7           Notices/Material Developments.  Promptly (and in any event within five (5) Business Days) after obtaining knowledge of the occurrence of any event that has resulted in or would reasonably be expected to result in a Material Adverse Effect, deliver to Servier a statement of XOMA Ireland setting forth the details of each such event and the action which XOMA Ireland has taken and proposes to take with respect thereto.  In addition, XOMA Ireland shall promptly inform Servier by written notice of the occurrence of any event or condition of any nature which constitutes an Event of Default.

7.             Events Of Default

The occurrence or existence of any of the following conditions or events shall constitute an “Event of Default” hereunder:

7.1           Failure to Pay.  XOMA Ireland shall fail to pay any principal, interest or other sums due to Servier under this Loan Agreement and such failure shall continue for a period of [*] Business Days after the receipt of written notice from Servier thereof.

7.2           Other Defaults Under the Loan Documents.  Any default in the observance or performance of any of the other conditions, covenants, or agreements of XOMA Ireland set forth in this Loan Agreement or in any Loan Document, and, if such default is capable of remedy, continuance thereof for a period of [*] days after the receipt of written notice from Servier thereof.

7.3           Insolvency; Bankruptcy.  If (i) XOMA Ireland,  XOMA (US) LLC, or XOMA Ltd, (in each case, “XOMA”) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver, liquidator, conservator or other custodian for itself, or a substantial part of its property, or makes a general assignment for the benefit of creditors; (ii) XOMA files a voluntary petition in bankruptcy or a trustee, receiver, liquidator, conservator or other custodian is appointed for XOMA, or for a substantial part of its property; (iii) any bankruptcy, reorganization, debt arrangement, or other proceedings under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against XOMA, and the same is consented to or acquiesced by XOMA,  or otherwise remains undismissed for [*] days; or (iv) any warrant of attachment is issued against any substantial part of the property of XOMA which is not released within [*] days of service thereof.

9.

7.4           Representations and Warranties.  Any representation or warranty made by XOMA Ireland in any Loan Document shall fail to be true and correct in any material respect when made or deemed to have been made.

8.            Servier’s Rights And Remedies

8.1           Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Servier may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by XOMA Ireland :

(a)           Declare all Obligations immediately due and payable;

(b)           Terminate this Loan Agreement as to any future liability or obligation of Servier, but without affecting the Obligations of XOMA Ireland to Servier;

(c)           Exercise the remedies in respect of the Collateral provided for in, and in accordance with, the Loan Documents; and

(d)           Exercise the remedies (including damages) available to Servier under the applicable laws arising out of a breach of this Loan Agreement by XOMA Ireland.

8.2           Waiver of Defaults.  No Event of Default shall be waived by Servier except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Servier, and such waiver and shall be effective only for the specific times and purposes given.  No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Servier’s rights.  No waiver of any Event of Default shall extend to any other or further Event of Default.  No forbearance on the part of Servier in enforcing any of Servier’s rights or remedies hereunder or under any of the other Loan Documents shall constitute a waiver of any of its rights or remedies.

10.

8.3           Remedies Cumulative.  Servier’s rights and remedies under this Loan Agreement, the Loan Documents, and all other agreements shall be cumulative.  Servier shall have all other rights and remedies not expressly set forth herein as provided under applicable law, or in equity.  No exercise by Servier of one right or remedy shall be deemed an election, and no waiver by Servier of any Event of Default on XOMA Ireland’s part shall be deemed a continuing waiver.  No delay by Servier shall constitute a waiver, election, or acquiescence by it.  No waiver by Servier shall be effective unless made in a written document signed on behalf of Servier and then shall be effective only in the specific instance and for the specific purpose for which it was given.

8.4           Waiver.  XOMA Ireland waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Servier on which XOMA Ireland may in any way be liable.

9.             Miscellaneous

9.1           Entire Agreement; Amendments.  This Loan Agreement, together with the Note, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Loan Agreement, the Note and the Collaboration Agreement.  No subsequent alteration, amendment, change or addition to this Loan Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

9.2           Assignment. Neither Party may assign or transfer this Loan Agreement, the Note or any rights or obligations hereunder or thereunder (or any participation or interest in the Note or the Advance) without the prior written consent of the other, except that Servier may make such an assignment without XOMA Ireland’s consent to its Affiliates, provided such assignment has no material adverse impact on XOMA Ireland. Any assignment or attempted assignment by either Party in violation of the terms of this Section 9.2 shall be null, void and of no legal effect.

9.3           Severability.  If any of the provisions of this Loan Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Loan Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Loan Agreement may be realized.

9.4           Notices.  Any notices given under any Loan Document shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service.  Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

11.

If to XOMA:	XOMA Ireland Limited

26 Upper Pembroke Street
Dublin 2
Ireland
Attention: Company Secretary
FAX: 353 1 637 3989

With copies (which shall not constitute notice) to:

A & L Goodbody
North Wall Quay
IFSC
Dublin 1
Attention: Seamus O’Croinin
FAX: 353 1 649 2649

If to Servier:

22 rue Garnier,
92200 Neuilly-sur-Seine,
France
Attention: Direction de la Coopération Scientifique
FAX: +33.1.55.72.39.00

9.5           Waiver. Any delay in enforcing a Party’s rights under this Loan Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Loan Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

9.6           Governing Law.  Resolution of all disputes, controversies or claims arising out of, relating to or in connection with this Loan Agreement or the performance, enforcement, breach or termination of this Loan Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of [*], without regard to conflicts of law rules.

9.7           Binding Arbitration.  If the Parties are unable to resolve a dispute relating to any alleged breach under this Loan Agreement or any issue relating to the interpretation or application of this Loan Agreement within [*] days after first notification of such dispute and either Party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its Dispute Resolution Rules then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  The Parties agree that:

12.

(a)           The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business. Within [*] days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [*] days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be [*], and all proceedings and communications shall be in English.

(b)           Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Loan Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage.  Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, unless the arbitrators determine that a Party has incurred unreasonable expense due to vexatious or bad faith position taken by the other Party, in which event, the arbitrators may make an award of all or any portion of such expenses so incurred.

(c)           Reasons for the arbitrators’ decisions should be complete and explicit, including reasonable determinations of law and fact.  The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated.  Such a written decision shall be rendered by the arbitrators following a full comprehensive hearing, no later than [*] months following the selection of the arbitrators under Section 10.7(a).

(d)           Except to the extent necessary to confirm an award or as may be required by applicable Laws, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

9.8           Construction of this Loan Agreement.  Except where the context otherwise requires, wherever used, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense.  When used in this Loan Agreement, “including” means “including without limitation”.  Where the context herein requires, the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa. When a reference is made in this Loan Agreement to the Recitals, Articles, Sections, Exhibits or Schedules, such reference is to a Recital, Article or Section of, or an Exhibit or Schedule to, this Loan Agreement, unless otherwise indicated.  References to either Party include the successors and permitted assigns of that Party.  The headings of this Loan Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Loan Agreement or the intent of any provision contained in this Loan Agreement. The Parties have each consulted counsel of their choice regarding this Loan Agreement and have jointly prepared this Loan Agreement, and, accordingly, no provisions of this Loan Agreement shall be construed against either Party on the basis that the Party drafted this Loan Agreement or any provision thereof.  If the terms of this Loan Agreement conflict with the terms of any Exhibit, then the terms of this Loan Agreement shall govern.  The official text of this Loan Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Loan Agreement, and any dispute proceeding related to or arising hereunder, shall be in English.  In the event of any dispute concerning the construction or meaning of this Loan Agreement, reference shall be made only to this Loan Agreement as written in English and not to any other translation into any other language.

13.

9.9           Counterparts.  This Loan Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which together will constitute the  same document.

[The signature page follows.]

14.

In Witness Whereof, the Parties have executed this Loan Agreement in duplicate originals by their proper officers as of the Execution Date.

Les Laboratoires Servier	XOMA Ireland Limited

By:	By:

Name: [*]	Name: [*]

Title: [*]	Title: [*]

By:

Name: [*]

Title: [*]

[Signature Page to Loan Agreement]

Exhibit A

Dated   [to be dated as of the funding and note dates]

XOMA IRELAND LIMITED

(the “Company”)

LES LABORATOIRES SERVIER

(the “Chargee”)

FIXED CHARGE

INDEX

1.	DEFINITIONS AND INTERPRETATION	3

2.	OBLIGATION TO PAY AND DISCHARGE:	6

3.	CHARGING PROVISIONS	6

4.	SUPPLEMENTARY PROVISIONS	6

5.	GENERAL PROTECTION OF ASSETS	8

6.	ENFORCEMENT	10

7.	RECEIVERS	10

8.	LIABILITY OF CHARGEE AND RECEIVER	12

9.	CHARGEE AS MORTGAGEE IN POSSESSION	13

10.	STATUTORY POWERS	13

11.	CURRENCY CLAUSES	13

12.	MISCELLANEOUS PROVISIONS	14

THIS FIXED CHARGE is dated _________________ and made between

(1)	XOMA IRELAND LIMITED a company incorporated in Ireland with registered number 307875 and having its registered office at 26 Upper Pembroke Street, Dublin 2, Ireland (the Company); and

(2)	LES LABORATOIRES SERVIER, a corporation organised and existing under the laws of France having its principal place of business at 22 rue Garnier, 92200 Neuilly-sur-Seine, France (the Chargee).

RECITALS

The Company is indebted or may hereafter become indebted to the Chargee in respect of certain borrowings incurred by the Company pursuant to a Loan Agreement (the Loan Agreement) dated December 30, 2010 between the Chargee as lender and the Company as borrower.

It has been agreed between the Company and the Chargee that all monies now owing or which shall at any time in the future become owing from the Company to the Chargee pursuant to the Loan Agreement together with interest, costs and charges arising thereunder shall be secured by this Charge.

IT IS AGREED BY THIS DEED as follows:

10.           DEFINITIONS AND INTERPRETATION

10.1         In this Charge, unless the context otherwise requires:

Act means the Land and Conveyancing Law Reform Act 2009;

Business Day means a day (other than a Saturday or Sunday) on which banks are open for the conduct of their normal business in Dublin;

Dispute means any suit, action, proceedings and/or any dispute or difference which may arise out of or in connection with or which may relate in any way to the Finance Documents (including but not limited to any suit, action, proceedings, dispute or difference relating to the formation, interpretation or performance of the Finance Documents or any dispute or difference which may arise out of or in connection with or which may relate in any way to any non-contractual obligations of any nature (including those to which Regulation (EC) No. 864/2007 applies) between the parties or any of them and Disputes shall be construed accordingly;

Enforcement Event means the occurrence and continuance  of an Event of Default;

Event of Default has the meaning ascribed to it in the Loan Agreement;

euro means the national currency unit for the time being of Ireland;

Finance Documents means this Charge and the Loan Agreement;

Indebtedness means, as of any given time, the Company’s entire indebtedness to the Chargee as of such time arising under any of the Loan Documents in respect of principal, interest, fees, costs or otherwise;

Intellectual Property Rights  means all of the Company’s  patents and patent applications in the Licensed Territory listed in the Schedule, and  any and all related continuations, continuations-in-part, divisions, extensions, reissues, re-examinations, renewals or substitutions, any and all other proprietary rights related to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) in the Territory;

Licensed Territory means all countries of the world other than (a) the United States of America and (b) Japan, including their respective territories and possessions;

Loan Documents means collectively the Loan Agreement and the Note as such documents may be amended, modified, supplemented or restated from time to time;

Obligations means all Indebtedness, liabilities, obligations, covenants and duties arising under any of the Loan Documents owing by the Company to the Chargee whether direct or indirect, absolute or contingent;

Proceedings has the meaning ascribed to it in clause 12.11.2;

Product has the meaning ascribed to that term in the Transfer Agreement;

Receiver has the meaning ascribed to it in clause 7.1;

Specifically Charged Property means the property and assets referred to in clauses 3.1 and 3.2; inclusive;

Transfer Agreement means that certain Transfer Agreement between XOMA Technology Ltd. and the Company dated 21 December 2010 relating to the Intellectual Property Rights; and

XOMA 052 has the meaning ascribed to that term in the Transfer Agreement;

10.2         In this Charge (except where the context otherwise requires):

(a)   a word or phrase the definition of which is contained or referred to in section 2 of the Companies Act 1963 or Section 3 of the Act has the meaning thereby attributed to it;

(b)   the singular includes the plural and vice versa and any gender includes the other gender;

(c)   words importing persons include natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having a separate legal personality);

(d)   any reference to a statute, statutory provision or subordinate legislation (“legislation”) is (unless the contrary is clearly stated) to be construed as a reference to legislation operative in Ireland and is (except where the context otherwise requires) to be construed as referring to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation;

(e)   save as otherwise provided in this Charge, any reference to a section, clause, paragraph, sub-clause, sub-paragraph or schedule is a reference to a section, clause, paragraph, sub-clause, sub-paragraph or schedule (as the case may be) of this Charge;

(f)   the index and headings are inserted for convenience only and are not to affect the construction of this Charge;

(g)   a reference to any document includes that document as it has or may be amended, varied, assigned, novated, restated or supplemented from time to time;

(h)   the Company and the Chargee or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(i)   any reference to a legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing is, in respect of any jurisdiction other than Ireland, to be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term; and

(j)   any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression is to be construed as illustrative and shall not limit the sense of the words preceding those terms; [and]

(k)   terms not specifically defined herein shall have the meaning attributed to them in the [Loan Agreement.

10.3         The Schedule forms part of this Charge and is to have effect as if set out in full in the body of this Charge and any reference to this Charge includes the Schedule.

11.          OBLIGATION TO PAY AND DISCHARGE:

The Company shall pay and discharge to the Chargee on first demand the Obligations when due.

12.          CHARGING PROVISIONS

The Company as beneficial owner to the intent that the charges contained in this Charge will be a continuing security for the payment and discharge of the Obligations:

12.1         HEREBY CHARGES by way of first fixed charge the Transfer Agreement and all the right, title and interest of the Company in the Transfer Agreement;

12.2         HEREBY CHARGES as a first fixed charge all of the Company’s rights, title, interest and benefit in all Intellectual Property Rights including, without limitation, all Intellectual Property Rights specified in the Schedule to this Charge.

13.          SUPPLEMENTARY PROVISIONS

13.1         The Company shall during the continuance of the security constituted by this Charge from time to time do, execute, acknowledge and deliver all and every such further deeds, conveyances, assignments, demises, mortgages, charges, documents and assurances at law as are necessary or advisable or as the Chargee may reasonably require for the better granting, conveying, assigning, transfer, demising or charging the same to the Chargee for the purpose referred to in this clause 4.1 and for conferring upon the Chargee such power of sale and other powers over the said property as are expressed to be conferred by this Charge.

13.2         This security will be a continuing security notwithstanding any settlement of account or other matter or thing whatsoever and in particular will not be considered satisfied by any intermediate repayment or satisfaction of all or any of the monies, liabilities and obligations secured by this Charge and will continue in full force and effect until final repayment in full and total satisfaction of all monies, liabilities and obligations secured by this Charge; and if upon such final repayment and satisfaction there shall exist any right on the part of the Company or any other person to draw funds or otherwise which, if exercised, would or might cause the Company to become actually or contingently liable to the Chargee whether as principal debtor or as surety for another person, then the Chargee will be entitled to retain this security and all rights, remedies and powers conferred by this Charge, the Specifically Charged Property for so long as shall or might be necessary to secure the discharge of such actual or contingent liability; and in the event that any demand is made by the Chargee under this Charge the said monies will become due and shall be paid and discharged to the Chargee and all provisions of this Charge will apply accordingly.

13.3         The security constituted by this Charge will be in addition to and will not operate so as in any way to prejudice or affect any other security which the Chargee may now or at any time in the future hold for or in respect of all or any part of the monies and liabilities secured by this Charge, nor will any such other security or any lien to which the Chargee may be otherwise entitled or the liability of any person not party to this Charge for all or any part of the monies and liabilities secured by this Charge be in any way prejudiced or affected by this security. The Chargee will have full power at its discretion to give time for payment to or make any other arrangement with any such other person without prejudice to the liability of the Company under this Charge.

13.4         If the Obligations covenanted to be paid and discharged in this Charge have been unconditionally and irrevocably paid and discharged in full the Chargee shall, as soon as reasonably practicable after such payment and discharge and at the request and cost of the Company, execute such documents as may be necessary to release the security created by this Charge.

13.5         If the Chargee receives, or is deemed to be affected by, actual or constructive notice of any subsequent charge or assignment or other disposition or interest affecting the Specifically Charged Property or any part of the Specifically Charged Property, the Chargee may open a new account for the Company.  If the Chargee does not open a new account then, unless the Chargee gives express written notice to the contrary to the Company, the Chargee will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice and as from that time all payments made to any account of the Company shall be credited or be treated as having been credited to the new account and will not operate to reduce the amount due from the Company to the Chargee at the time when the Chargee received or was deemed to have received that notice.

14.          GENERAL PROTECTION OF ASSETS

14.1         The Company shall not create or permit to subsist any mortgage, charge, pledge, debenture, lien (other than a lien arising in the ordinary and usual course of business by operation of law) or other encumbrance on the Specifically Charged Property securing any obligation of any person or any other type of preferential arrangement (including any title transfer and retention arrangement) having a similar effect.

14.2         The Company may not take any action in relation to the Specifically Charged Property or this Charge under the provisions of Section 94 of the Act (Court order for sale).

14.3         The Company shall also at all times during the continuance of the security constituted by this Charge:

(a)            notify the Chargee in writing of all of the  Intellectual Property Rights upon written demand by the Chargee and make such applications and maintain such registrations to keep those registered Intellectual Property Rights which are material to the Company's business in force and to record the Company’s interest in those Intellectual Property Rights, take such steps at its own expense as are within its power (including, without limitation, the institution of legal proceedings) to prevent third parties infringing the Intellectual Property Rights and use its best endeavours to procure that any further Intellectual Property Rights licensed to it are freely assignable and chargeable to the Chargee;

(b)            if requested to do so by the Chargee from time to time, make entries in any appropriate public register (in Ireland or elsewhere) of the Intellectual Property Rights which record the existence of this Charge;

(c)            in the event of a notice being served affecting the Specifically Charged Property or any part of the Specifically Charged Property or in the event of any proceedings being commenced affecting the Specifically Charged Property in a matter of material importance immediately give full particulars of the notice or proceedings to the Chargee;

(d)

(i)
do, observe and perform all its obligations and all matters and things necessary or expedient to be done, observed and performed under or by virtue of every licence and agreement to which the Company is party so as to preserve, protect and maintain all of the rights of the Company in them;

(ii)
not suffer or permit any default for which any of the same may be terminated or as a result of which any party thereto may be relieved of any liability or obligation but, on the contrary, exercise and enforce from time to time all its rights and remedies;

(iii)	if and when entitled to do so, renew all such licences and agreements so long as the same have utility or commercial value; and

(iv)
on the expiration of any such licences and agreements, use its best endeavours to obtain new licences or agreements as the case may be on the most favourable terms available so long as the same have utility or commercial value;

(e)

(i)	not without the written consent of the Chargee sell, convey, assign or transfer the Specifically Charged Property or any interest therein or any part of the Specifically Charged Property;

(ii)	not part with possession of the Specifically Charged Property or any part of the Specifically Charged Property without the prior written consent of the Chargee; and

(f)            pay or cause to be paid all rents, taxes, rates, assessments, impositions, calls and outgoings, whether governmental, municipal or otherwise, imposed upon or payable in respect of the Specifically Charged Property or any part of the Specifically Charged Property as and when the same become payable, and also punctually pay and discharge, or cause to be paid and discharged, all debts and obligations to or in respect of persons employed by the Company which by law may have priority over the security created by this Charge;

(g)            not amend or waive any terms of the Transfer Agreement without the prior written consent of the Chargee;

(h)            not sell, assign, part with, transfer, or otherwise dispose of the benefit of all or any of the Company’s right, title and interest in and to the Specifically Charged Property or any part of them and not agree to, or grant any option in respect of, any of the foregoing and so that, if the Company fails to perform any obligation on its part contained in this Charge, the Chargee may itself or by any agents perform any of the said covenants capable of being performed by it or by such agents, and if any such obligation requires the payment or expenditure of money the Chargee may make such payment or expenditure with its own funds or with money borrowed by or advanced to it for such purpose but will be under no obligation so to do; all sums so expended or paid shall be added to the indebtedness secured by this Charge and will bear interest accordingly and will be repayable to the Chargee on demand.

15.           ENFORCEMENT

The security constituted by this Charge shall be enforceable and the Obligations, not already payable on demand, shall become due and payable on first demand immediately upon and at any time after the occurrence of an Enforcement Event.  At any time after the security constituted by this Charge has become enforceable, the statutory powers conferred by the Act, as varied, disapplied and/or as extended by this Charge shall become exercisable.

16.           RECEIVERS

16.1         At any time on or after the occurrence of an Enforcement Event, the Chargee may from time to time appoint (i) by Deed in writing under the hand of a duly authorised officer of the Chargee or (ii) under the Act, any person or persons considered by it to be competent to be a receiver or a receiver and manager (hereinafter called a Receiver which expression will, where the context so admits, include the plural and any substituted receiver or receiver and manager) of any part of the Specifically Charged Property.  The restrictions contained in section 108(1) of the Act will not apply to the appointment of a Receiver under this Charge.  The Chargee may from time to time in writing under the hand of a duly authorised officer of the Chargee remove any Receiver so appointed and appoint another in his stead.

16.2         A Receiver so appointed will be the agent of the Company, and the Company will be solely responsible for his acts and defaults, and the Chargee will have power from time to time to fix the remuneration of any Receiver appointed by the Chargee and to direct payment thereof out of the Specifically Charged Property or any part thereof, but the Company will alone be liable for the payment of such remuneration. The provisions of sub-sections 108(4) and (7) (Appointment of a Receiver) of the Act will not apply to the appointment of a Receiver under clause 7.1.

16.3         A Receiver so appointed under clause 7.1 will have and be entitled to exercise, in addition to all powers conferred by the Act (except where expressly disapplied in this Charge) and pursuant to section 108(3) of the Act, the following additional powers:

(a)            to take possession of, collect and get in all or any part of the property in respect of which the Receiver is appointed, and for that purpose take any proceedings in the name of the Company or otherwise as may seem expedient;

(b)           to make any arrangements or compromise which the Receiver or the Chargee may think expedient;

(c)           to do all such other acts and things as may be incidental or conducive to any of the matters or powers above and which the Receiver lawfully may or can do as agent for the Company.

16.4         The foregoing powers of appointment of a Receiver are in addition to and not to the prejudice of all statutory and other powers of the Chargee under the Act (as varied or disapplied herein) or otherwise, and so that such powers will be and remain exercisable by the Chargee in respect of any part of the Specifically Charged Property in respect of which no appointment of a Receiver by the Chargee is for the time being subsisting, notwithstanding that an appointment under the powers of clause 9.1. shall have subsisted and been withdrawn in respect of that part of the Specifically Charged Property or shall be subsisting in respect of any other part of the Specifically Charged Property.

16.5         All monies received by the Receiver shall be applied by the Receiver for the following purposes (subject to the claims of secured or unsecured creditors (if any) ranking in priority to this Charge) and in the following order:

(a)            in payment of all costs, charges and expenses of and incidental to the appointment of the Receiver and the exercise of all or any of the above powers and of all outgoings properly paid by the Receiver;

(b)            in payment of remuneration to the Receiver at such rate as may be agreed between the Receiver and the Chargee; and

(c)            in or towards payment to the Chargee of all monies the payment of which is secured by this Charge and any surplus shall be paid to the Company or any other person entitled thereto. The provisions of section 109 (Application of money received) of the Act shall not apply to this Charge.

16.6         No purchaser or other person will be bound or concerned to see or enquire whether the right of the Chargee or any Receiver appointed by the Chargee to exercise any of the powers conferred by this Charge has arisen or not or be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

17.           LIABILITY OF CHARGEE AND RECEIVER

17.1        In the event that the Chargee or any Receiver appointed under this Charge takes possession of the Specifically Charged Property or any part or parts of the Specifically Charged Property or otherwise exercises any statutory powers or any additional powers set forth in this Charge, neither the Chargee or any Receiver will be liable to account as mortgagee or as mortgagee in possession in respect of any of the Specifically Charged Property or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever (except to the extent that the same results from the Chargee’s or the Receiver’s negligence or wilful default) in connection with any of the Specifically Charged Property for which a mortgagee in possession might as such be liable.   All costs, charges and expenses incurred by the Chargee or any Receiver appointed under this Charge (including the costs of any proceedings to enforce the security hereby given) shall be paid by the Company or Companies concerned on a solicitor and own client basis and be charged on the Specifically Charged Property.

17.2         Save as provided for in section 103 of the Act or otherwise, the Chargee will not be liable for any involuntary losses which may happen in or about the exercise or execution of the statutory power of sale or any of the powers or trusts expressed or implied which may be vested in the Chargee.

18.          CHARGEE AS MORTGAGEE IN POSSESSION

In addition to the statutory powers incidental to the estate or interest of mortgagees contained in the Act as more particularly detailed in Clause 10 (Statutory powers) at any time after the Chargee in accordance with the provisions of this Charge enters into possession of the Specifically Charged Property or any part of the Specifically Charged Property, the Chargee will have power to:

18.1         perform or cause to be performed all acts and things requisite or desirable according to the law of the country in which the Specifically Charged Property or any part of the Specifically Charged Property of which the Chargee is in possession is situate for the purpose of giving effect to the exercise of any of the said powers, authorities and discretions.

18.2         The provisions of section 97 of the Act (Taking possession), section 99(1) (Mortgagee in possession) and section 101 (Applications under sections 97 and 100) shall not apply to this Charge.

19. STATUTORY POWERS

19.1         At any time after the security constituted by this Charge has become enforceable (in accordance with clause 6 (Enforcement):

(a)            the statutory power of sale conferred by section 100 (Power of sale) of the Act free from restrictions contained in section 100(1), (2), (3) and (4) and without the requirement to serve notice (as provided for in section 100(1)); and

(b)            the incidental powers of sale conferred by section 102 (Incidental powers)

will immediately arise and be exercisable by the Chargee and/or any Receiver (as appropriate).

20.          CURRENCY CLAUSES

20.1         All monies received or held by the Chargee or by a Receiver under this Charge may from time to time after demand has been made be converted into such other currency as the Chargee considers necessary or desirable to cover the obligations and liabilities of the Company in that currency at the then prevailing spot rate of exchange (as conclusively determined by the Chargee) for purchasing the currency to be acquired with the existing currency.

20.2         If and to the extent the Company fails to pay the amount due on demand, the Chargee may in its absolute discretion without notice to the Company purchase at any time thereafter so much of a currency as the Chargee considers necessary or desirable to cover the obligations and liabilities of the Company in such currency, secured by this Charge, at the then prevailing spot rate of exchange (as conclusively determined by the Chargee) for purchasing such currency with euro and the Company hereby agrees to indemnify the Chargee against the full euro price (including all costs, charges and expenses) paid by the Chargee.

20.3         No payment to the Chargee (whether under any judgment or court order or otherwise) will discharge the obligation or liability of the Company in respect of which it was made unless and until the Chargee receives payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment, on actual conversion into such currency, fall short of such obligation or liability expressed in that currency, the Chargee will have a further separate cause of action against the Company and will be entitled to enforce the charges created by this Charge to recover the amount of the shortfall.

21.           MISCELLANEOUS PROVISIONS

21.1        Costs:

(a)            All costs, charges and expenses (on a full indemnity basis) properly occasioned by or incidental to this or any other security held by or offered to the Chargee for the same indebtedness or by or to the enforcement of any such security and incurred, suffered or paid by the Chargee will be charged on the Specifically Charged Property and will be treated as monies due from the Company to the Chargee on current account and will bear interest and be secured accordingly.

(b)            The charges conferred by this Charge will be in addition and without prejudice to any and every other remedy, lien or security which the Chargee may or but for the said charges would have for the monies and liabilities secured by this Charge.

(c)            The Company shall pay all stamp, registration and other taxes to which this Charge or any judgment given in connection with this Charge is or at any time may be subject and shall indemnify the Chargee against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

(d)            Any certificate or determination of the Chargee as to any matter provided for in this Charge will be conclusive and binding on the Company.

21.2        Interest: Any interest payable under the terms of this Charge will be payable as well after as before any judgment.

21.3        Power of Attorney:  The Company by way of security hereby irrevocably appoints and constitutes the Chargee and any Receiver appointed by the Chargee under this Charge jointly and also severally the attorney and also the attorneys of the Company on the Company's behalf and in the name of the Company and as its act and deed to do all acts and to execute, seal or otherwise perfect any deed, assurance, agreement, instrument, document or act which the Company could itself do in relation to the Specifically Charged Property or which may be required or which may be deemed proper for any of the matters provided for in this Charge.

21.4        Notices:

(a)            Any notice or demand for payment to be given or served under this Charge shall be in writing and shall be duly expressed to be a notice or demand under this Charge and will be deemed duly given or served if sent by facsimile at the time of transmission (subject to the correct code or facsimile number being received) or if posted 48 hours after the time at which it was posted or, if delivered by hand, at the time of delivery if such a day is a Business Day or if such day is not a Business Day on the next following Business Day, to the party to whom it is to be given or served at its address set out below or such other address or facsimile number as such party may have previously communicated for such purpose by notice to the party giving such first mentioned notice or demand. The addresses and facsimile numbers for service on the parties to this Charge are:

The Company	Address:	26 Upper Pembroke Street Dublin 2 Ireland
	Attention:	[*]
	Facsimile Number:	FAX: 353 1 637 3989

The Chargee	Address:	22 rue Garnier 92200 Neuilly-sur-Seine France
	Attention:	[*]
	Facsimile Number:	FAX: 33 1 55 72 39 00

(b)            Any party giving or serving a notice or demand under this Charge by facsimile shall, but without prejudice to the validity of the notice or demand given, send a copy of the notice or demand by pre-paid registered post to the party receiving such notice or demand to that party's address set out in clause 12.4.1 or to such other address as such party shall have previously communicated by notice to the party giving such first-mentioned notice or demand.

(c) Any notice or demand given or served under this Charge will be deemed to have been received by the party so receiving such notice or demand on the Business Day of such receipt only if the notice or demand has been received during usual business hours on such Business Day, and if the notice or demand is received outside usual business hours it will be deemed to have been received on the next following Business Day.

21.5        Waiver and Forbearance:

(a)            The rights of the Chargee will not be prejudiced or restricted by any indulgence or forbearance extended to the Company or other parties, and no waiver by the Chargee in respect of any breach will operate as a waiver in respect of any subsequent breach.

(b)            No failure or delay by the Chargee in exercising any right or remedy will operate as a waiver of such right or remedy, nor will any single or partial exercise or waiver of any right or remedy prevent its further exercise or the exercise by the Chargee of any other right or remedy.

21.6        Remedies Cumulative: The rights and remedies of the Chargee under this Charge are cumulative and are without prejudice and in addition to any rights or remedies which the Chargee may have at law or in equity. No exercise by the Chargee of any right or remedy under this Charge, or at law or in equity, shall (save to the extent, if any, provided expressly in this Charge, or at law or in equity) operate so as to hinder or prevent the exercise by it of any other right or remedy. Each and every right and remedy may be exercised from time to time as often and in such order as may be deemed expedient by the Chargee.

21.7        Severability:  If a term or provision in this Charge is or becomes illegal, invalid or unenforceable, in whole or in part, in any respect (or any of the security intended to be created by or pursuant to this Charge is ineffective) under the law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)            the legality, validity or enforceability of the remaining provisions or the effectiveness of any of the other provisions of this Charge in that jurisdiction; or

(b)            the legality, validity or enforceability of such provision or the effectiveness of any other provision of this Charge under the laws of any other jurisdiction.

21.8        Assignment:

(a)            The Company may not assign nor enter into any trust arrangement with any third party in respect of any of its rights under this Charge.

(b)            The Chargee will be entitled to assign the benefit of this Charge or any part of this Charge to any person, and the Company hereby consents to any such assignment. The Chargee will be entitled to impart any information concerning the Company to any assignee or successor in title.

(c)            In the event of assignment by the Chargee as permitted by clause 12.8.2, the Company shall at the request of the Chargee join in such assignment so as to cause full beneficial title to the security created by this Charge to be passed to the relevant assignee.

21.9        Counterparts:  This Charge may be entered into in the form of two or more counterparts, each executed by one of the parties but, taken together, executed by all, and, provided that all of the parties so enter into the Charge, each of the executed counterparts, when duly exchanged or delivered, will be deemed to be an original but, taken together, will constitute one instrument.

21.10      Variation:  This Charge may not be released, discharged, supplemented, amended, varied or modified in any manner except by an instrument in writing signed by a duly authorised officer or representative of each of the parties to this Charge.

21.11      Governing law and Jurisdiction:

(a)            This Charge and all relationships created hereby and arising out of or in connection with it will in all respects be governed by and construed in accordance with the laws of Ireland.

(b)            The Company hereby agrees for the exclusive benefit of the Chargee that any legal action or proceedings (Proceedings) brought against the Company with respect to this Charge may be brought in the High Court in Ireland or such other competent court of Ireland as the Chargee may elect, and the Company waives any objection to Proceedings in such courts whether on grounds of venue or on the grounds that Proceedings have been brought in any inconvenient forum. The Company undertakes to enter an unconditional appearance within 14 days after the completion of any service or process in any Proceedings. The Company hereby consents to the service by post of any process issued in connection with this Charge. Nothing in this Charge will affect the right to serve process in any other manner permitted by law.

(c)            Nothing contained in this Charge will limit the right of the Chargee to take Proceedings against the Company in any other court of competent jurisdiction, nor will the taking of any Proceedings in any one or more jurisdictions preclude the taking by the Chargee of Proceedings in any other jurisdiction whether concurrently or not.

IN WITNESS whereof this Deed has been duly executed on the date first above written.

GIVEN under the common seal
of

XOMA IRELAND LIMITED:	________________
[*]

________________
[*]

SIGNED AND SEALED
on behalf of
LES LABORATOIRES SERVIER

SCHEDULE

Intellectual Property Rights

1.	1. Title:	IL1-Beta binding antibodies and fragments thereof
Inventors:	Linda Masat; Mary Haak-Frendscho; Gang Chen; Arnold Horwitz; Marina Roell

COUNTRY	APP. NO.	FILE DATE	PATENT/PUBLICATION
US Provisional	60/692,830	06/21/05
PCT	PCT/US06/024261	06/21/06	WO07/002261
Australia	2006 262179	06/21/06	AU2006262179 A1
Brazil	PI0612273-6	06/21/06	BRPI0612273 A2
Canada	2,612,760	06/21/06	CA2612760 A1
China	2006 80026551.9	06/21/06	CN101228188 A
EP:	06773749.4	06/21/06	1899378
Austria	06773749.4	06/21/06	1899378
Belgium	06773749.4	06/21/06	1899378
Bulgaria	06773749.4	06/21/06	1899378
Cyprus	06773749.4	06/21/06	1899378
Czech Republic	06773749.4	06/21/06	1899378
Denmark	06773749.4	06/21/06	1899378
Estonia	06773749.4	06/21/06	E004059
Finland	06773749.4	06/21/06	1899378
France	06773749.4	06/21/06	1899378
Germany	06773749.4	06/21/06	60 2006 010 072.8-08
Greece	06773749.4	06/21/06	1899378
Hungary	06773749.4	06/21/06	E 007716
Iceland	06773749.4	06/21/06	1899378
Ireland	06773749.4	06/21/06	1899378
Italy	06773749.4	06/21/06	73749BE/2009
Latvia	06773749.4	06/21/06	1899378
Lithuania	06773749.4	06/21/06	1899378
Luxembourg	06773749.4	06/21/06	1899378
Monaco	06773749.4	06/21/06	1899378
Netherlands	06773749.4	06/21/06	1899378
Poland	06773749.4	06/21/06	1899378
Portugal	06773749.4	06/21/06	1899378

Romania	06773749.4	06/21/06	1899378
Slovak Republic	06773749.4	06/21/06	1899378
Slovenia	06773749.4	06/21/06	1899378
Spain	06773749.4	06/21/06	1899378
Sweden	06773749.4	06/21/06	1899378
Switzerland	06773749.4	06/21/06	1899378
Turkey	06773749.4	06/21/06	TR 2009 09878 T4
UK	06773749.4	06/21/06	1899378
EP	09 174 190.0	10/27/09	2163562
EP	10 179 089.7	09/23/10
EP	10 179 088.9	09/23/10
Hong Kong	09100795.8	06/21/06	1123560
Hong Kong	10107181.2	07/27/10
Israel	188094	06/21/06
Israel	202630	12/09/09
India	320/CHENP/2008	06/21/06
Korea	10-2008-7001520	06/21/06	KR20080039875 A
Mexico	MX/a/07/016032	06/21/06
New Zealand	565138	06/21/06
Philippines	1-2007-502895	06/21/06
Russian Fed	2008102135	06/21/06	RU2008102135 A
Singapore	200718904-6	06/21/06
South Africa	2008/00555	06/21/06	2008/00555

2. Title:	METHODS FOR TREATMENT OF IL-1BETA RELATED DISEASES
Inventors:	Alan M. Solinger; Patrick J. Scannon; Robert J. Bauer; David Alleva

COUNTRY	APP. NO.	FILE DATE	PATENT/PUBLICATION
US Provisional	60/871,046	12/20/06
US Provisional	60/908,389	03/27/07
US Provisional	60/911,033	04/10/07
PCT	PCT/US07/088411	12/20/07	WO 08/077145
Europe	07 869 675.4	12/20/07	EP2094306 A2
Australia	2007333635	12/20/07	AU2007333635
Brazil	PI 0720928-2	12/20/07
Canada	2,673,592	12/20/07
China	200780051536.4	12/20/07	CN 101616690A
Hong Kong	10102012.8	02/25/10	1135323A
India	4626/DELNP/2009	12/20/07
Indonesia	W00 2009 01721	12/20/07	050.2064A
Mexico	MX/a/2009/006709	12/20/07
Russia	2009127066	12/20/07
South Africa	2009/04660	12/20/07	2009/04660

3. Title:	METHODS FOR TREATMENT OF GOUT
Inventors:	Alan M. Solinger

COUNTRY	APP. NO.	FILE DATE	PATENT/PUBLICATION
US Provisional	61/015,633	12/20/07
US Provisional	61/059,378	06/06/08
US Provisional	61/095,191	09/08/08
PCT	PCT/US08/087519	12/18/08	WO 2009/086003
Australia	2008343085	07/12/10
Canada	2,710,252	06/18/10
China	200880126879.7	08/13/10
EP	08866346.3	12/18/08
Mexico	MX/a/2010/006823	06/18/10
Russia	2010129783	07/20/10

4. Title:	METHODS FOR THE TREATMENT OF RHEUMATOID ARTHRITIS
Inventors:	Alan M. Solinger, Alexander Owyang

COUNTRY	APP. NO.	FILE DATE	PATENT/PUBLICATION
US Provisional	61/059,711	06/05/08
US Provisional	61/095,232	09/08/08
PCT	PCT/US09/46441	12/06/2010	WO 2009/149370
Canada	PCT/US09/46441	12/06/2010
Australia	PCT/US09/46441		To be filed by 01/06/11
Europe	PCT/US09/46441		To be filed by 01/06/11

5. Title:	METHODS FOR TREATING OR PREVENTING IL-1BETA RELATED DISEASES
Inventors:	Patrick J. Scannon, Alan M. Solinger, Robert J. Bauer

COUNTRY	APP. NO.	FILE DATE	PATENT/PUBLICATION
US Provisional	61/094,842	09/05/08
US Provisional	61/121,451	12/10/08
PCT	PCT/US09/56086	09/04/09	WO 2010/028275

6. Title:	METHODS FOR IMPROVEMENT OF BETA CELL FUNCTION
Inventors:	Patrick J. Scannon, Alan M. Solinger, Robert J. Bauer

COUNTRY	APP. NO.	FILE DATE	PATENT/PUBLICATION
US Provisional	61/094,857	09/05/08
US Provisional	61/121,486	12/10/08
PCT	PCT/US09/56084	09/04/09	WO 2010/028273

7. Title:	CARDIOVASCULAR RELATED USES OF IL-1ΒETA ANTIBODIES AND BINDING FRAGMENTS THEREOF
Inventors:                      Patrick J. Scannon, Alan M. Solinger, Jeffrey D. Feldstein

COUNTRY	APP. NO.	FILE DATE	PATENT/PUBLICATION
US Provisional	61/182,679	05/29/09
US Provisional	61/252,571	10/16/09
US Provisional	61/313,001	03/11/10
PCT	PCT/US10/36761	05/28/10

[*]

Exhibit B
PROMISSORY NOTE
€15,000,000	Dublin, Ireland
Insert date loan is funded

XOMA Ireland Limited, a company organized under the laws of the Republic of Ireland (“XOMA”), for value received, hereby promises to pay to the order of Les Laboratoires  Servier,  a corporation organized and existing under the laws of France (“Servier”), the principal amount of €15,000,000 or the aggregate outstanding principal amount of the Advance, together with interest as provided for below, payable on the dates, in the amounts and in the manner set forth below.

1.      Loan Agreement.  This Promissory Note is the Note referred to in that certain Loan Agreement, dated as of the date hereof, by and between XOMA and Servier (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”).  Capitalized terms used herein without definitions shall have the meanings given to such terms in the Loan Agreement.

2.      Principal Payments.  Subject to the terms and conditions of the Loan Agreement, the total outstanding balance of all Indebtedness shall be due and payable in accordance with the terms of the Loan Agreement.

3.      Interest.  The outstanding principal amount shall accrue interest and be payable at the rate or rates per annum and in the manner set forth in the Loan Agreement.

4.      Payment on Non-Business Day. In the event that any payment of any principal, interest, fees or any other amounts payable by XOMA under or pursuant to this Loan Agreement, or under any other Loan Document shall become due on any day which is not a Business Day, such due date shall be extended to the next succeeding Business Day, provided that no interest shall accrue for and during any such extension.

5.      Default.  Upon the occurrence of an Event of Default under the Loan Agreement or any of the other Loan Documents, all unpaid principal, accrued interest and other amounts owing hereunder shall become due and payable as provided in the Loan Agreement and applicable law.

6.      Governing Law.  This Note shall be governed by and construed in accordance with the substantive laws of [*], without regard to conflicts of law rules.

XOMA:	XOMA Ireland Limited.

By: [*]
Its: [*]